Exhibit 99


                     Dillard's, Inc. Declares Cash Dividend


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--March 10, 2006--Dillard's, Inc. (NYSE:DDS) (the "Company") announced today that the Board of Directors declared a cash dividend of 4 cents per share on the Class A and Class B Common Stock of the Company payable May 1, 2006 to shareholders of record as of March 31, 2006.


    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965